Exhibit 10.05

March 8, 2017

Employee Name

Dear             :

The Compensation Committee of the Board of Directors (the “Committee”) of FBR & Co. (the “Company”) has established the 2017 FBR & Co. One Year Retention and Incentive Plan (the “Plan”), and you have been selected by the Committee as an eligible participant in the Plan. As such, you have been granted an Award under the Plan as set forth in this letter (the “Award Letter”). Capitalized terms used herein that are not otherwise defined shall have the meaning given to them in the Plan, a copy of which is attached hereto.

An Award under the Plan represents an interest in the RSU Pool established under the Plan. The RSU Pool consists of a fixed number of shares of Company restricted common stock units to be granted from the shares available under the 2006 Long-Term Incentive Plan (“Stock Plan”). As a participant in the Plan, you are being allocated an interest in the aggregate RSU Pool in the amount set forth below. Because the number of Participants is fixed at the outset of the Plan, and the aggregate RSU Pool is likewise fixed, any forfeiture of awards by other Participants will result in the remaining Participants being entitled to a proportionately larger share of the RSU Pool assuming that they remain employed through the vesting date or as otherwise specified in this Award Letter and the Plan.

This Award Letter provides the general terms of your Award and is subject in its entirety to the terms of the Plan. In addition, your RSU Pool Award will be evidenced by a separate RSU Award Agreement (with separate RSU Award Agreements to be entered into following the Initial Grant Date upon the reallocation of Award Units and the associates RSU Pool Awards that are forfeited by other Participants, if any). RSU Pool Awards are granted under the Stock Plan. You acknowledge having received a copy of the Plan and by signing this Award Letter you hereby consent to the terms and conditions of the Plan, including without limitation Section 7 thereof.

Initial Grant Date: March 8, 2017

RSU Pool: The aggregate number of shares of Company common stock represented by the RSU Pool for all Participants is 175,000.

Participants and Award Units: There are 45 Participants in the RSU Pool, and the RSU Pool has been divided into 175,000 equal ownership interests (“Award Units”) in the aggregate for all Participants.

Individual Award: You are hereby awarded              Award Units, reflecting an ownership percentage as of the date of this Award Letter of approximately             % of the RSU Pool. Your Award Units currently represent an RSU Pool Award as of the Initial Grant Date in respect of              shares of Common Stock.

Restriction Period: The restriction period is the vesting or waiting period before you have full ownership of your Award. Awards under the Plan will have a one-year restriction period that will lapse on the first anniversary of the Initial Grant Date (including with respect to future allocations you may receive from the RSU Pool due to forfeitures by other participants) subject to your continued employment with the Company through such date. The Plan sets forth your rights to accelerated vesting of all or a pro-rata portion of your Award in the event of certain terminations of employment prior to the first anniversary of the Initial Grant Date.

Settlement of Awards: As soon as practicable (and in any event within 55 days) after the restriction period lapses (but no later than March 15 of the year following the year in which the Award vests) and after satisfaction of your tax obligation (as described in the “Taxes” section below), the Company will issue shares of Common Stock (or, in the Committee’s discretion, a cash payment based on the per share “fair market value” (as defined in the Stock Plan)) to you in settlement of the vested RSU Pool Award. Until vesting occurs and your Award is settled, you will not have any ownership rights in the shares of Common Stock underlying your RSU Pool Award. Upon the settlement of any individual Award prior to the time that all Awards vest (e.g., as a result of the death of a Participant), the RSU Pool shall be reduced by the amount paid or delivered in respect of such settlement, and the Award Units settled shall be retired and shall not be reissued.

Taxes: You are strongly advised to consult with your own tax professional concerning the tax implications of your Award based on your particular circumstances. The Company cannot provide you with tax advice. Your right to receive settlement of the Award will be subject to payment by you of all applicable taxes.

Grant Acceptance: Please acknowledge your acceptance of your Award under the Plan, your receipt of a copy of the Plan and your agreement with all terms and conditions set forth in this Award Letter and in the Plan, by signing below where indicated and returning this Award Letter to Jennifer Kramer in Human Resources by March 31, 2017 with a completed and signed RSU Award Agreement.

Please contact Gavin Beske at 703-312-9568 if you have any questions.

/s/ Richard J. Hendrix
Richard J. Hendrix
President & CEO, FBR & Co.

Accepted and agreed as of , 2017

By:
Name: